EXHIBIT 10.12
FedEx Freight Holding Company, Inc.
Policy Regarding Treatment of Equity-Based Awards Upon Retirement
(Effective as of June 24, 2026)
1. Purpose
The purpose of the Policy Regarding Treatment of Equity-Based Awards Upon Retirement (this “Retirement Policy”) of FedEx Freight Holding Company, Inc. (the “Company”) is to set forth the terms and conditions governing the treatment upon a Participant’s Retirement (as defined below) of outstanding Awards granted to such Participant under the FedEx Freight Holding Company, Inc. 2026 Omnibus Stock Incentive Plan (as amended, restated, or supplemented from time to time, the “2026 Plan”). Capitalized terms used in this Retirement Policy and not otherwise defined herein will have the meanings ascribed to such terms in the 2026 Plan.
2. Scope and Application
This Retirement Policy applies solely to Awards granted under the 2026 Plan on or after the Separation. This Retirement Policy does not apply to any Conversion Award.
3. Eligibility for Retirement Treatment
A Participant will be eligible for Retirement treatment of his or her outstanding Awards granted under the 2026 Plan on or after the Separation if, at the time of the cessation of the Participant’s Service, the Participant satisfies each of the following requirements: (i) the sum of the Participant’s age (in completed years) plus the Participant’s total years of Service equals or exceeds seventy (70) (the “Rule of 70”); (ii) the Participant has attained a minimum age of fifty-five (55) years; and (iii) the Participant has completed a minimum of ten (10) years of total Service (such Participant, a “Retirement-Eligible Participant,” and such cessation of Service, a “Retirement”). For purposes of this Retirement Policy, “Service” will include employment by FedEx Corporation or any of its subsidiaries at any point prior to the Separation (to the extent recognized by FedEx Corporation as of immediately prior to the Separation), in addition to employment by the Company or any of its Affiliates on or after the Separation. The determination of a Participant’s age and years of Service will be made by the Committee (or its delegate) in its sole discretion.
4. Treatment of Awards Upon Retirement
4.1 General
Unless otherwise determined by the Committee and set forth in the applicable Award Agreement, upon the Retirement of a Retirement-Eligible Participant, each outstanding Award granted to such Participant under the 2026 Plan on or after the Separation will be treated in accordance with this Section. Notwithstanding the foregoing, to the extent a Retirement-Eligible Participant is party to an employment agreement with the Company or any of its Subsidiaries that expressly addresses the treatment of outstanding Awards upon retirement, such employment agreement shall govern and supersede this Section solely to the extent its terms are more favorable to the Participant.
4.2 Vesting of Outstanding Awards
If a Retirement-Eligible Participant’s Service terminates by reason of Retirement prior to the scheduled vesting date (or, in the case of a Performance Award, the applicable performance vesting date) of any outstanding Award granted under the 2026 Plan on or after the Separation, each such Award will vest as of the date of Retirement as follows: (i) in the case of an RSU or other service-based Award, each such Award will vest in full as of the date of Retirement; and (ii) in the case of a performance stock unit (“PSU”) or other Performance Award, a pro-rata portion of such Award will vest based on the length of the Participant’s Service during the applicable Performance Period and the actual achievement of the applicable performance goals for the full Performance Period, as determined by the Committee (or its delegate) in its sole discretion. The pro-rata portion will be determined by multiplying the number of PSUs or other Performance Awards that would have vested based on actual performance by a fraction, the numerator of which is the number of days elapsed from the first day of the Performance Period through the day prior to the date of Retirement and the denominator of which is the total number of days in the Performance Period.
Settlement of each RSU or other service-based Award that vests under this Section 4.2 will occur as soon as practicable following the date of Retirement. Settlement of each PSU or other Performance Award that vests under this Section 4.2 will occur as soon as practicable following the Committee’s determination of actual performance for the Performance Period. Any portion of a Performance Award that is not earned (whether by reason of pro-ration or failure to achieve the applicable performance goals) will be forfeited without payment of any consideration. Vesting under this Section 4.2 will be subject to the Participant’s ongoing compliance with any restrictive covenants, clawback, or recoupment policies, and other post-termination obligations to which the Participant is subject.
4.3 Settlement; Tax Withholding
Settlement of all Awards that vest upon Retirement will be made in the form (Shares, cash, or a combination thereof) specified in the applicable Award Agreement, net of applicable tax withholding in accordance with Section 17 of the 2026 Plan.

4.4 Discontinuation of the Retirement Policy
In the event this Retirement Policy is no longer in effect at the time the Participant’s Service terminates, the treatment of the Participant’s Awards will be determined by the Committee in its sole discretion in accordance with the applicable Award Agreement. Nothing in this Retirement Policy will be construed to alter the treatment of Awards upon termination of Service due to Death, Disability, or any other reason, each of which will continue to be governed by the 2026 Plan and the applicable Award Agreement.
5. Amendment, Modification, and Termination
The Committee reserves the right, in its sole discretion, to amend, modify, suspend, or terminate this Retirement Policy at any time and from time to time, including by changing the criteria for qualification as a Retirement-Eligible Participant (whether by modifying the age requirement, the years-of-Service requirement, the Rule of 70 threshold, or otherwise). Any such amendment, modification, suspension, or termination of the qualification criteria will apply retroactively to all applicable Awards granted under the 2026 Plan on or after the effective date of the Separation that remain outstanding as of the date of such action, except to the extent the Committee expressly provides otherwise. Notwithstanding Section 23.2 of the 2026 Plan, any such amendment, modification, suspension, or termination may be effected at any time without the consent of any Participant, even if it would alter or impair the Retirement treatment that would otherwise apply to outstanding Awards.
6. Administration and Interpretation
This Retirement Policy will be administered by the Committee. The Committee will have full and exclusive authority and discretion to interpret and construe the terms of this Retirement Policy, to determine eligibility hereunder, to resolve any ambiguities, and to make all other determinations necessary or advisable for the administration of this Retirement Policy. All such interpretations, decisions, and determinations of the Committee will be final, conclusive, and binding on all persons, including Participants and persons claiming rights from or through a Participant. The Committee may delegate any of its authority under this Retirement Policy to any appropriate officer or employee of the Company or an Affiliate in accordance with Section 4.5 of the 2026 Plan.
7. Governing Law
This Retirement Policy will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflicts-of-laws principles that would result in the application of the laws of any other jurisdiction.
8. Miscellaneous
This Retirement Policy does not constitute an employment contract and will not confer upon any Participant any right to remain in the Service of the Company or any Affiliate, nor will it interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s Service at any time and for any reason. In the event of any conflict or inconsistency between the terms of this Retirement Policy and the terms of the 2026 Plan, the terms of the 2026 Plan will govern. This Retirement Policy is intended to be administered in a manner consistent with the requirements of Section 409A of the Internal Revenue Code, and will be interpreted and applied accordingly.